Exhibit 28 (a) (8) under Form N-1A

Exhibit 3(i) under Item 601/Reg S-K

FEDERATED MDT LARGE CAP VALUE FUND

(formerly Federated MDT Stock Trust)

Amendment No. 10

to the

AMENDED & RESTATED

DECLARATION OF TRUST

Dated May 19, 2000

This Declaration of Trust is amended as follows:

Strike the first paragraph of Section 5 - Establishment and Designation of Series or Class, of Article III - BENEFICIAL INTEREST from the Declaration of Trust and substitute in its place the following:

Section 5. Establishment and Designation of Series or Class. Without limiting the authority of the Trustees set forth in Article XII, Section 8, inter alia, to establish and designate any additional Series or Class or to modify the rights and preferences of any existing Series or Class, the Series and Classes of the Trust are established and designated as:

Federated MDT Large Cap Value Fund

Class A Shares

R6 Shares

Institutional Shares

Service Shares

Class T Shares

The undersigned hereby certify that the above stated Amendment is a true and correct Amendment to the Amended and Restated Declaration of Trust, as adopted by the Board of Trustees at a meeting on the 16th day of February, 2017, to become effective on March 1, 2017.

Witness the due execution this 16th day of February, 2017.

/s/ John T. Collins	/s/ Peter E. Madden
John T. Collins	Peter E. Madden

/s/ J. Christopher Donhaue	/s/ Charles F. Mansfield, Jr.
J. Christopher Donahue	Charles F. Mansfield, Jr.

/s/ Thomas R. Donahue	/s/ Thomas M. O’Neill
Thomas R. Donahue	Thomas M. O’Neill

/s/ Thomas Hough	/s/ Jerome Richey
G. Thomas Hough	P. Jerome Richey

/s/ Maureen Lally – Green	/s/ John S. Walsh
Maureen Lally-Green	John S. Walsh